Exhibit 10.1
TRANSITION AND MUTUAL SEPARATION AGREEMENT

This TRANSITION AND MUTUAL SEPARATION AGREEMENT (this “Agreement”) is entered into as of August 8, 2025 between Brian L. Tucker (“Executive”) and Natural Gas Services Company, Inc., a Colorado corporation (the “Company”), with respect to the Executive’s employment with the Company and separation from employment. Executive and the Company are hereby referred to as the “Parties.”

A. Executive is employed by the Company as President and Chief Operating Officer, and Executive and the Company are parties to that certain Employment Agreement dated October 9, 2023 (the “Employment Agreement”).

B. Due to a personal family health situation, the Executive will be unable to meet some of the requirements of the Executive’s position with the Company over the long term.

C. The Company recognizes the unexpected nature of Executive’s personal family health situation and also recognizes the significant contribution the Executive has made to the operations of the Company.

D. The Company and Executive desire to amicably provide for an orderly transition.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and other good and valuable consideration, the parties hereto agree as follows:

1.Separation. Except as modified in this Agreement, the Parties agree that from the date of this Agreement until October 31, 2025 or as mutually extended (the “Separation Date”), Executive will continue to be employed by the Company pursuant to the same terms and conditions set forth in the Employment Agreement; provided, however, that the Parties agree that, effective as of the Separation Date, Executive shall be deemed to automatically resign from the position of President and Chief Operating Officer of the Company and any other officer or employee positions held by Executive with the Company, and shall not represent to any individual, entity, or the public that Executive is the President and Chief Operating Officer of the Company or employed by the Company.
2.Separation Pay and Benefits.
2.1    As consideration for Executive’s promises set forth in this Agreement, subject to Executive’s execution and non-revocation of this Agreement and the Supplemental Release (as defined below), and Executive’s continued compliance with this Agreement and any other continuing obligations Executive owes to the Company, the Company agrees to provide Executive with the following: (i) a cash bonus under the Company’s 2025 Bonus Plan at the “target” threshold amount set forth in such plan by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), regardless of actual Company performance for the year, pro-rated from January 1, 2025 through the Separation Date, payable within thirty (30) days of the Separation Date; (ii) all of Executive’s outstanding restricted stock units (“RSUs”) will vest on a pro rata basis through the Separation Date (to be calculated and approved by the Compensation Committee), with settlement within thirty (30) days of the Separation Date; and (iii) all of Executive’s outstanding performance stock units (“PSUs”) will vest based on the target award amount set forth in each award on a pro rata basis through the

Exhibit 10.1
Separation Date (to be calculated and approved by the Compensation Committee), with settlement within thirty (30) days of the Separation Date (collectively, the “Separation Payment”). Any unvested RSUs and PSUs as of the Separation Date not otherwise accelerated pursuant to the above shall be forfeited and cancelled.

2.1.1    In addition, the Company agrees to (i) pay Executive any earned but unpaid base salary and any accrued but unused vacation through the Separation Date, and (ii) reimbursement for any outstanding, reasonable business expenses incurred by Executive as of the Separation Date.
2.2    Health Benefits. If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents. Such reimbursement shall be paid to the Executive no later than the 15th day of the month immediately following the month in which the Executive timely remits the premium payment and proof thereof. The Executive shall be eligible to receive such reimbursement for six months post the Separation Date.

2.3    Clawback. Notwithstanding anything to the contrary herein, after the Separation Date Executive will remain subject to the clawback provisions set forth in Section 4.9 of the Employment Agreement if required by law, the regulations of the New York Stock Exchange or the Company’s Clawback Policy.

2.4    Adequacy of Consideration. By signing this Agreement, Executive acknowledges and agrees that absent this Agreement, Executive has no legal entitlement to the Separation Payment provided herein and that such consideration given to Executive represents good and sufficient value for the releases and other agreements by Executive set forth in this Agreement.

2.5    Supplemental Release. Executive understands that Executive will receive the Separation Payment if, and only if, Executive signs and does not revoke this Agreement and complies with its terms, and Executive signs and does not revoke the Supplemental Release in accordance with Section 7. It is expressly understood that, in the event Executive breaches any of the covenants set forth in this Agreement, the Company’s obligations with respect to the Separation Payment shall cease immediately upon such breach, and, upon demand by Company, Executive shall immediately repay to the Company the full amount of any Separation Payment paid by the Company to Executive prior to the date of such breach. Executive understands that the Company will not be required to provide the payment, benefits, and other consideration in this Section 2 (except amounts under Section 2.1.1) until after the date the Supplemental Release becomes irrevocable.

2.6    Taxes. The Separation Payment in Section 2.1 will be subject to usual and customary tax withholdings and deductions (i.e., federal, state, social security, and Medicare taxes). Executive agrees Company has not made any representations to Executive regarding the legal tax consequences of any funds received pursuant to this Agreement. Executive agrees to pay any federal or state taxes remaining due which may be required to be paid with respect to this Agreement and agrees to indemnify and hold Company harmless for any tax liability.

Exhibit 10.1

3.    Status of Employment Agreement and Work Requirements.

3.1 Continuation of Duties. From the date of this Agreement through the Separation Date, Executive’s duties will continue as set forth in Section 2.2 of the Employment Agreement and Executive shall continue to devote substantially all of his business time and attention to his duties to the Company as its President and Chief Operating Officer. In addition to existing duties, the Executive agrees that the successful transition of all of his duties and responsibilities to other employees, as directed by the Chief Executive Officer, by the Separation Date is now a critical part of the Executive’s duties.

3.2 Status of Employment Agreement. Except as modified herein, the terms of the Employment Agreement shall remain in full force and effect. To the extent there is any ambiguity between this Agreement and the Employment Agreement, the terms of this Agreement shall apply unless the parties agree otherwise. With respect to Section 5.4 of the Employment Agreement relating the notice of termination, such section shall not apply with respect to the termination of employment on the Separation Date pursuant to this Agreement; provided, however, that such section shall apply in connection with a termination by the Executive prior to the Separation Date.

3.3 Travel. The parties acknowledge that the nature of the Company’s business and Executive’s position and duties require significant travel. Notwithstanding, the Company will endeavor to limit the Executive’s amount of travel to the Company’s Midland office, and will accommodate Executive’s travel schedule so that he will not be required to travel on Sunday. In addition, in order to accommodate Executive, the Chief Executive Officer will endeavor to coordinate with Executive in advance of the Executive’s anticipated travel schedule.

3.4 Non-Compete. The Employee Non-Compete Agreement dated October 9, 2023 and entered into in connection with the Employment Agreement shall remain in effect pursuant to its terms for 12 months after the Separation Date.

3.5 Proprietary Rights. The Employee Proprietary Rights Agreement dated October 9, 2023 and entered into in connection with the Employment Agreement shall remain in effect pursuant to its terms.

3.6 Equity Awards. Executive understands and agrees that Executive has only the equity awards set forth on Exhibit A attached hereto as of the Effective Date as defined in Section 4.7(f) of this Agreement. Executive further understands and agrees that Executive shall not be eligible to receive any additional equity awards under the Employment Agreement or Company’s long-term incentive program or otherwise. Executive’s rights with respect to any equity awards outstanding as of the Separation Date shall be determined in accordance with Section 2.1 above.

4. Release of Claims.

4.1 Release by Executive. As further consideration for this Agreement and the payment paid and benefits provided to Executive under this Agreement that Executive is not

Exhibit 10.1
otherwise entitled to (including the Separation Payment), Executive, on his own behalf and on behalf of any of his dependents, heirs, affiliates, successors and assigns, agrees to and hereby does forever, unequivocally and unconditionally waive, abandon, relinquish, release, acquit and forever discharge , the Company, and its affiliated companies, partnerships, and each of their respective present or former affiliates, subsidiaries, directors, officers and partners, employees, agents, attorneys, accountants, and representatives, and their respective successors and assigns (collectively, the “ Company Released Parties”) from any and all rights, claims, liens, contracts, promises, demands, actions, suits, demands, causes of action, charges, obligations, damages, breaches, attorneys’ fees, costs and liabilities of any nature whatsoever, whether or not now known, fixed or contingent, in law or in equity, which Executive has, had, or may claim to have, from the beginning of time through the Effective Date, and without regard to Executive’s present actual knowledge of the act or omission, including but not limited to, any claims, charges, demands, lawsuits, obligations, or causes of action based on, arising from, or relating to Executive’s employment or the conclusion thereof (together, “Released Claims”).

4.2    As used herein, “Released Claims” include any claims, charges, demands, grievances, and/or causes of action under any constitution, local, state, and federal law(s) and including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; 42 U.S.C. § 1981; the Equal Pay Act of 1963; the Family and Medical Leave Act of 1993; the Americans with Disabilities Act of 1990; the National Labor Relations Act; the Age Discrimination in Employment Act of 1967; the Fair Labor Standards Act of 1938; the Pregnant Workers Fairness Act; the Genetic Information Nondiscrimination Act of 2008; the Employee Retirement Income Security Act of 1974; the Health Insurance Portability and Accountability Act; the Occupational and Safety Health Act; all federal and state “whistleblower” statutes; the Uniformed Services Employment and Re-employment Act of 1994; the Sarbanes Oxley Act of 2002; the Fair Credit Reporting Act; the Worker Adjustment and Retraining Notification Act; the Rehabilitation Act of 1973; federal or state securities laws; or arising from any theory under common law including but not limited to breach of contract; express or implied promissory estoppel; wrongful discharge; tortious interference with contract rights; breach of the covenant of good faith and fair dealing; violation of public policy; intentional infliction of emotional distress; fraud or misrepresentation; battery or assault; negligence; negligent hiring or supervision; vicarious liability for the torts of others; invasion of privacy; defamation; or any other employment-related tort.

4.3 Release by the Company. Upon the Separation Date, the Company does hereby release and fully and forever waive and discharge, on its own behalf and on behalf of any of its partners, affiliates, successors and assigns, Executive and each of his present or former affiliates, agents, attorneys, accountants and representatives, and their respective successors and assigns (collectively, the “Executive Released Parties”) from any and all rights, claims, liens, contracts, promises, demands, actions, suits, demands, causes of action, charges, obligations, damages, breaches, attorneys’ fees, costs and liabilities of any nature whatsoever, whether or not now known, fixed or contingent, in law or in equity, which the Company has, had, or may claim to have, from the beginning of time through the Effective Date, and without regard to the Company’s present actual knowledge of the act or omission, including but not limited to, any claims, charges, demands, lawsuits, obligations, or causes of action based on, arising from, or relating to Executive’s employment or the conclusion thereof (together, “Company Released Claims”). Notwithstanding the foregoing, nothing in this Agreement shall be deemed to constitute a release or waiver of any claims that the Company may have against

Exhibit 10.1
any of the Executive Released Parties (i) relating to or arising out of any criminal or fraudulent actions by the Executive Released Parties, (ii) relating to or arising out of any actions or circumstances with respect to which indemnification of Executive would not be permitted under applicable law, (iii) which cannot legally be waived by private agreement; or (iv) which may arise after the date the Company signs this Agreement.

4.4 Other Claims. Executive understands and acknowledges that nothing in this Agreement shall be construed to prohibit Executive from (i) communicating with, filing a charge or complaint with, responding to an inquiry from, participating in an investigation or proceeding conducted by, providing testimony to, or reporting violations of law or regulation to the Securities and Exchange Commission, the Financial Industry Regulation Authority, the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, or any other federal, state, or local governmental authority or agency, including, but not limited to, regarding this Agreement or otherwise, and including providing documents or other information to such agency without notice to Company, (ii) truthfully responding to or complying with a subpoena, court order, or other legal process (a) when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, or (b) when doing so is necessary to prosecute Executive’s rights against Company or to defend Executive against any allegations, or (iii) exercising any rights Executive may have under applicable labor laws to engage in concerted activity with other employees. For the avoidance of doubt, nothing herein shall limit Executive’s eligibility to receive an award out of monetary sanctions collected by any governmental authority or agency as provided by applicable whistleblower programs. Under the U.S. Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b) (the “DTSA”), persons who disclose trade secrets in connection with lawsuits or other proceedings under seal (including lawsuits alleging retaliation), or in confidence to a federal, state or local government official, or attorney, solely for the purpose of reporting or investigating a suspected violation of law, enjoy immunity from civil and criminal liability under state and federal trade secrets laws for such disclosure. Executive acknowledges that Executive has hereby received adequate notice of this immunity and that nothing in this Agreement is intended to conflict with the DTSA or create liability for disclosures of trade secrets that are expressly allowed by the DTSA. “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to a court order.”

4.5 Excluded Claims. Excluded from this release are claims which cannot be waived or released as a matter of law, including claims for unemployment and/or workers’ compensation benefits, or any vested benefits earned during the period of Executive’s active employment, if any, under all Company qualified retirement plans, as determined under the official terms of those plans.

Exhibit 10.1
4.6 No Assignment of Claims. Executive and the Company represent and warrant that they have not heretofore assigned or transferred to any person or entity of any kind any matter released herein. To the extent that the release set forth in Sections 4.1 and 4.2 of this Agreement runs in favor of persons or entities not signatory hereto, this Agreement is hereby declared to be made for each of their express benefits and uses.

4.7 Executive’s Release and Waiver of Rights under the Age Discrimination in Employment Act.

(a)    Executive expressly certifies and agrees that Executive has read this Agreement and that Executive understands all of its provisions.

(b)    Executive recognizes and agrees that under the terms and provisions of this Agreement Executive is releasing and waiving rights Executive may have to pursue, among other potential causes of action, any claims against the Company arising under the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq. (“ADEA”) and that this release and waiver is knowing and voluntary.

(c)    Executive agrees and acknowledges that Executive is not waiving or relinquishing any rights or claims Executive may have against the Company that arise under the ADEA after the date this Agreement is executed, and that the consideration given for this release and waiver is in addition to anything of value to which Executive was already entitled.

(d)    Executive agrees and acknowledges that, by this Agreement, Executive is advised in writing to consult with an attorney prior to executing the Agreement. Executive certifies that Executive has been given a period of at least twenty-one (21) days to review and consider this Agreement, and to consult with an attorney, accountant, or other advisor before signing the Agreement, and that the actual time Executive has taken for such purposes was adequate for all appropriate consultations. The offers set forth in this Agreement will remain open until 5 p.m. Central Time on [•], 2025, after which the offers made herein are withdrawn if Executive has not signed this Agreement. The Parties agree that Executive may sign this Agreement prior to [•], 2025, if Executive so desires; provided, that if Executive accepts and executes this Agreement, Executive agrees and acknowledges that Executive accepted and executed this Agreement knowingly and voluntarily, without coercion to do so by the Company. The Parties agree that any changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21)-day period.

(e)    Executive has seven (7) days following Executive’s execution of this Agreement to revoke the Agreement, and the Agreement will not become effective or enforceable until after this seven (7)-day period has expired. To revoke the Agreement, Executive must advise the Company in writing of Executive’s election to revoke it within the seven (7)-day period by sending a written revocation notice to Justin C. Jacobs, Chief Executive Officer, Natural Gas Services Group, Inc., at 404 Veterans Airpark Lane, Suite 300, Midland, Texas 79705. The effective date of this Agreement shall be the eighth (8th) day after Executive has executed the Agreement (the “Effective Date”), provided that Executive has not revoked the Agreement pursuant to this Section 4.7. This Agreement is intended by the Parties to comply with the terms and provisions of the Older Workers Benefit Protection Act of 1990 (“OWBPA”) and all amendments thereto.

Exhibit 10.1
4.8 No Right to Consideration. Executive agrees and acknowledges that (i) Executive has no right to the consideration specified in this Agreement if Executive revokes this Agreement or the Supplemental Release, and (ii) if any consideration is provided to Executive prior to Executive’s revocation, Executive must promptly return any such consideration to the Company.

5.    No Admission. The Company and Executive understand and agree that neither this Agreement nor the consideration referenced herein is to be construed as an admission on the part of the Company Released Parties or the Executive Released Parties, or any of them, of any liability or wrongdoing whatsoever and neither this Agreement nor anything contained herein shall be admissible in any proceeding as evidence of or an admission by the Company Released Parties or the Executive Released Parties, or any of them, of any liability or wrongdoing.

6.    Non-Disparagement Covenants. Except for disclosures required under applicable law or in connection with any legal proceedings with respect to which Executive is a party or witness, Executive will not disparage, criticize, or otherwise make any derogatory or damaging remarks or statements regarding the Company. Except for disclosures required under applicable law or in connection with any legal proceedings with respect to which the Company is a party or witness, the Company will not disparage, criticize, or otherwise make any derogatory or damaging remarks or statements regarding Executive. This non-disparagement provision is a material inducement to making this Agreement and if either party breaches this provision, the other party will be entitled to pursue its legal and equitable remedies, including the right to recover damages and to seek injunctive relief. Nothing in this Section 6 will be construed to prevent either party from giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena during any future legal proceedings.

7.    Supplemental Release Agreement. As a condition to the Separation Payment, in addition to the other requirements described herein, Executive must execute a supplemental release of claims, in the form attached hereto as Exhibit B, that discharges the Released Parties from any and all claims, liabilities, demands, and causes of action arising on or after the date this Agreement is executed through the date the supplemental release is executed (the “Supplemental Release”). Executive (or, in the case of Executive’s death or disability, Executive’s beneficiaries) shall execute the Supplemental Release no earlier than the Separation Date, but no later than the date that is five (5) business days after the Separation Date. For the avoidance of doubt, Executive (or, in the case of Executive’s death or disability, Executive’s beneficiaries) will not be entitled to the Separation Payment if Executive (or, in the case of Executive’s death or disability, Executive’s beneficiaries) does not execute the Supplemental Release or if Executive revokes the Supplemental Release prior to it becoming irrevocable.

8.    Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the Parties with respect to the entire subject matter hereof, and any and all prior discussions, negotiations, commitments or understandings related thereto, if any are hereby merged herein and therein. No representations, oral or otherwise, express or implied, other than those specifically referred to in this Agreement have been made by any party hereto. No other agreements not specifically contained or referenced herein, oral or otherwise, shall be deemed to exist or to bind any of the Parties hereto.

Exhibit 10.1
9.    Waiver, Modification and Amendment. No provision hereof may be waived unless in writing signed by all Parties hereto. Waiver of any one provision herein shall not be deemed to be a waiver of any provision herein. This Agreement may be amended or modified only by a written agreement executed by all of the Parties hereto.

10.    Binding on Parties. This Agreement, and all the terms and provisions hereof, shall be binding on the Parties and their respective heirs, legal representatives, successors and assigns, and shall inure to the benefit of the Parties and their respective heirs, legal representatives, successors and assigns. The Parties shall defend, indemnify and hold the other Parties harmless from any claim or action brought by any third party related to this Agreement or any claim or matter released herein.

11.    No Waiver. Failure to insist on compliance with any term, covenant, or condition contained in this Agreement shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.

12.    Governing Law, Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Texas without regard to conflicts of law principles. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Texas, county of Midland. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

13.    Severability. Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent of and severable from the remainder, the validity of which shall remain unaffected.

14. Titles and Captions. Paragraph titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

15. Counterparts. This Agreement may be executed in counterparts, and when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with the other signed counterparts, shall constitute one agreement, which shall be binding and effective as to the Parties.

16. Further Assurances; Cooperation in Litigation. Executive hereby agrees that from time to time at the reasonable request of the Company, and without further consideration, Executive will (i) execute and deliver such additional instruments and take such other actions as the Company may reasonably require to carry out the terms of this Agreement, including, without limitation, the execution of a form of intellectual property assignment and inventions agreement confirming and evidencing that Executive has no rights, claim or interest in or to any intellectual property assets used or under development by the Company and that any such rights have been assigned to the Company, (ii) cooperate with the Company in connection with preparing for, defending, and testifying in connection with any pending or

Exhibit 10.1
future litigation or other proceeding or dispute between any of the Company and any third party, and (iii) cooperate with the Company in connection with any financial audit of the Company.

17. Return of Company Property. Executive agrees to return to the Company all property belonging to it within a reasonable period following the Separation Date.

18. Code Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith to the extent this Agreement is subject to Code Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, all expenses or reimbursements shall be made on or prior to the last day of the taxable year following the taxable year in which they were incurred, and no reimbursement or in-kind benefits provided in any year shall in any way affect those provided in any other year. For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

EXECUTIVE’S ACKNOWLEDGEMENT OF FULL UNDERSTANDING:

EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY FROM ANY AND ALL CLAIMS.

Exhibit 10.1
IN WITNESS WHEREOF, this Transition and Mutual Separation Agreement has been approved and executed by all Parties and effective as of the latest date below.

                        NATURAL GAS SERVICES GROUP, INC.

By:         /s/Justin C. Jacobs
Name:     Justin C. Jacobs
Title:         Chief Executive Officer
Date:         August 8, 2025

EXECUTIVE
/s/ Brian L. Tucker
Date: August 8, 2025

Exhibit 10.1
EXHIBIT A

Equity Awards Outstanding as of the Effective Date

Restricted Stock Units

Grant Date	Original Vesting Terms	Total RSUs Granted	Unvested RSUs	Incremental RSUs to Vest
10/09/2023	1/3 Increments on each Anniversary Date	6,361	4,241	2,249
3/04/2024	1/3 Increments on each Anniversary Date	11,293	7,529	2,486
3/13/2025	1/3 Increments on each Anniversary Date	9,014	9,014	1,909

Performance Stock Units

Grant Date	Original Vesting Terms	Target PSUs Granted	Unvested PSUs	Incremental PSUs to Vest
3/4/2024	3 Years Based on TSR	11,293	11,293	6,250
3/13/2025	3 Years Based on TSR	9,014	9,014	1,910

Notes:
•Incremental RSUs and PSUs to Vest are based on an assumed Separation Date of 10/31/2025. If the Separation Date is extended beyond this date, the numbers will be recalculated based on the new date.
•All figures above as of date of this Agreement.

Exhibit 10.1
Exhibit B

Supplemental Release

[attached hereto]